THE PRICE ENTERPRISES 1995 COMBINED
                        STOCK GRANT AND STOCK OPTION PLAN

                       AMENDED AND RESTATED NON-QUALIFIED
                             STOCK OPTION AGREEMENT

This Amended and Restated Agreement is between Price Enterprises, Inc., a Maryland corporation (the "Company"), and ____________________________ (the "Optionee"), and is made as of August 17, 1998.

                                    Recitals

     A) The Company and the Optionee are parties to a Price Enterprises, Inc. Non-qualified Stock Option Agreement (the "Option Agreement") (Grant # ______) granted _________________________ (the "Grant Date").

     B) Pursuant to the Option Agreement, the Optionee was granted an option to purchase ___________ shares of Price Enterprises, Inc. common stock par value $.0001 (the "Common Stock"), which currently represents the right (when vested) to purchase ______________________ shares of Common Stock at a price of $__________ per share (the "Exercise Price"). Each portion of the option representing the right to purchase one share of Common Stock shall be referred to below as an "Unexercised Option."

     C) The Company distributed 8 3/4% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") to its shareholders on August 17, 1998 (the "Distribution").

     D) As a result of the Distribution, the option granted pursuant to the Option Agreement is to be adjusted as follows: one share of Series A Preferred Stock will be issued upon the issuance of each share of Common Stock issued upon exercise of the option.

     E) This Amendment and Restatement reflects on those stock options which have not been exercised by the Optionee as of August 17, 1998.

     NOW, THEREFORE, the Option Agreement is amended and restated in its entirety as follows:

1.   Grant of Option

     Pursuant to The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan, as amended (the "Plan"), the Company hereby amends and restates the grant to the Optionee, as of the date of grant set forth above, as follows: for each of the Unexercised Options exercised at the Exercise Price the Company will issue one share of Common Stock and one share of Series A Preferred Stock, together the "Option Shares," upon the terms and conditions hereinafter stated (the "Option"), to all of which the Optionee, by the acceptance hereof, assents. It is intended that the Option shall not constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.   Option Period

     The Option shall expire at the close of business on the first day following the sixth (6th) anniversary of the Date of Grant (the "Option Period").

     The Option shall become exercisable to purchase twenty percent (20%) of the Option Shares (with Common Stock and Series A Preferred Stock vesting in equal amounts) on each anniversary of the Date of Grant, commencing on the first (1st) anniversary of the Date of Grant. The Option shall not be exercisable with respect to fractional Option Shares. Each Unexercised Option represents the option to purchase one share of Common Stock and one share of Series A Preferred Stock together, and shall not be exercisable with respect to either Common Stock or Series A Preferred Stock, individually. The Option shall vest as follows:

                               Vested Shares                Vested Shares of
 Vesting Date                 of Common Stock           Series A Preferred Stock
 ------------                 ---------------           ------------------------


 -----------                    -----------                   -----------

 -----------                    -----------                   -----------

 -----------                    -----------                   -----------

 -----------                    -----------                   -----------

 -----------                    -----------                   -----------

                  Total:
                                -----------                   -----------

3.   Effect of Termination of Employment or Death of Optionee

     (a) If the Optionee ceases to be an officer or employee of the Company for any reason other than death or termination for cause, or remains an employee of the Company but ceases to be employed in a position in which employees are eligible to receive options, as determined in the sole judgment of the Authorized Committee (as such term is defined in the Plan), the Optionee may exercise the Option as set forth in this Agreement only for a period of ninety (90) days after such cessation (but not beyond the Option Period); provided, however, if such cessation is due to the Optionee's disability (within the meaning of Section 22(e)(3) of the Code), the Optionee may exercise the Option as set forth in this Agreement only for a period of twelve (12) months after such cessation (but not beyond the Option Period). Any exercise of the Option after such cessation may be only to the extent of the full number of Option Shares the Optionee was entitled to purchase under the Option on the date of such cessation, plus a portion of the additional number of Option Shares, if any, the Optionee would have become entitled to purchase on the next anniversary of the Date of Grant following such cessation, such portion to be determined by multiplying such additional number of Option Shares by a fraction, the numerator of which shall be the number of days from the anniversary of the Date of Grant preceding such cessation to the date of cessation, and the denominator of which shall be 365. Such portion shall be rounded, if necessary, to the nearest whole share.

     (b) If the Optionee dies while an officer or employee of the Company, the Option will continue in effect and may be exercised as set forth in this Agreement for a period of twelve (12) months from the date of the Optionee's death (but not beyond the Option Period) by the executor or administrator of the Optionee's estate, or by a designated beneficiary or beneficiaries pursuant to a Beneficiary Designation Form in a form approved by the Company, which Beneficiary Designation Form has been properly filed with the Company prior to the Optionee's death, or in the event there is no such executor or administrator (or the person holding such position has been discharged), or any such designated beneficiary, then by the person or persons to whom the Optionee's rights under the Option shall pass by will or the laws of descent and distribution. Any exercise of the Option after such death may be only to the extent of the full number of Option Shares the Optionee was entitled to purchase under the Option on the date of death, plus a portion of the additional number of Option Shares, if any, the Optionee would have become entitled to purchase on the next anniversary of the Date of Grant following such death, such portion to be determined by multiplying such additional number of Option Shares by a fraction, the numerator of which shall be the number of days from the anniversary of the Date of Grant preceding such death to the date of death, and the denominator of which shall be 365. Such portion shall be rounded, if necessary, to the nearest whole share.


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

     (c) If the termination of the Optionee's position as an officer or employee of the Company is for cause (as determined in the sole judgment of the Authorized Committee), the Option shall thereupon be canceled and the Optionee shall have no right to exercise any part of the Option after such termination.

4.   Manner of Exercise

     The option shall be exercised by giving written notice using the form prescribed from time to time by the Company. Payment must be made in full in:

     (a)  Cash, or

     (b) In the discretion of the Authorized Committee, by delivering Common Stock or Series A Preferred Stock of the Company already owned by the Optionee, or

     (c) In the discretion of the Authorized Committee, a combination of cash, Common Stock and/or Series A Preferred Stock already owned by the Optionee.

     For purposes of exercising the Option, Common Stock or Series A Preferred Stock delivered to the Company in payment of the exercise price shall be valued at the publicly reported price for the last sale of the Common Stock or Series A Preferred Stock, or the average of the publicly reported closing bid and asked prices of the Common Stock or Series A Preferred Stock, as applicable, on the last business day preceding the date upon which the Company receives written notice of exercise, or, if there are no publicly reported prices of the Company's Common Stock or Series A Preferred Stock, at the fair market value of the Common Stock or Series A Preferred Stock, as determined in good faith by the Authorized Committee.

5.   Withholding

     Prior to the delivery of any Option Shares purchased upon exercise of the Option, the Company shall determine the amount of the federal and state income tax, if any, required to be withheld under applicable law and shall collect from the Optionee the amount of any such tax to the extent not previously withheld.

6.   Adjustments

     The Authorized Committee shall make adjustments with respect to the number of Option Shares subject to the Option in accordance with the provisions of
Section 6 of the Plan.

7.   Non-transferability of Option

     The Option shall not be transferable except to the executor or administrator of the Optionee's estate or to the Optionee's heirs or devisees, and shall be exercisable during the Optionee's lifetime only by the Optionee. The Option may, however, be surrendered to the Company for cancellation for such consideration and upon such terms as may be mutually agreed upon by the Company and the holder of the Option.


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

8.   Other Provisions

     (a) The holder of the Option shall not be entitled to any rights of a stockholder of the Company with respect to any Option Shares until such Option Shares have been paid for in full and issued upon exercise of the Option.

     (b) Nothing in the Plan or in the Option shall be deemed to interfere with or limit in any way the right of the Company to terminate the Optionee's employment at any time, nor confer the Optionee any right to continue in the employ of the Company.

     (c) The Option shall not be affected by an authorized leave of absence so long as the Optionee continues to be an officer or employee of the Company.

     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     (e) As a material part of this Agreement, the Optionee and the Company agree that in the event of any dispute between the Optionee and the Company, the dispute shall be resolved by binding arbitration in San Diego, California, under the Commercial Rules of the American Arbitration Association.

     (f) Upon exercise of the rights granted under this Agreement, the Optionee agrees that the Optionee will not transfer any shares acquired hereunder so as to result in a distribution in violation of the applicable federal and state securities laws.

9.   Incorporation of Plan by Reference

     The Option is subject to all of the terms and provisions of the Plan, a copy of which is available upon request, as the same may be amended from time to time, and such terms and provisions are hereby incorporated herein and made a part hereof as if set forth at length herein.

10.  Consent to Amendment and Adjustment

     The Optionee hereby consents to the equitable adjustments made to the Option (as indicated in this Amended and Restated Agreement) to reflect the Company's pro rata distribution of Series A Preferred Stock and the effects of such distribution on the Common Stock.

PRICE ENTERPRISES, INC.,
a Maryland corporation


By _____________________________
      Jack McGrory
      President and CEO



________________________________
Optionee Signature


________________________________
Date of Signature



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